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Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Qwest Communications International Inc.:

        We consent to the incorporation by reference in the registration statements (Nos. 333-30123, 333-40050, 333-50061, 333-56323, 333-61725, 333-65345, 333-74622, 333-84877, 333-87246, 333-91424, 333-111923, and 333-111924) on Form S-8 of Qwest Communications International Inc. of our reports dated February 18, 2005, with respect to the consolidated balance sheets of Qwest Communications International Inc. as of December 31, 2004 and 2003, and the related consolidated statements of operations, stockholders' (deficit) equity, and cash flows for each of the years in the three-year period ended December 31, 2004, and the related consolidated financial statement schedule, Schedule II—Valuation and Qualifying Accounts, management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 and the effectiveness of internal control over financial reporting as of December 31, 2004, which reports appear in the December 31, 2004 annual report on Form 10-K of Qwest Communications International Inc.

        Our reports refer to the Company's adoption of Statement of Financial Accounting Standards No. 143, Accounting for Asset Retirement Obligations, Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, and Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets.

KPMG LLP

Denver, Colorado
February 18, 2005

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Consent of Independent Registered Public Accounting Firm